EXHIBIT 1

DIRECTORS AND EXECUTIVE OFFICERS OF
YORK CAPITAL MANAGEMENT GLOBAL ADVISORS, LLC

Name	Title	Principal Business Address	Principal Occupation	Citizenship
James G. Dinan	Chief Executive Officer	767 Fifth Avenue - 17th Fl. New York, New York 10153	Investment management	USA
John J. Fosina	Chief Financial Officer	767 Fifth Avenue - 17th Fl. New York, New York 10153	Investment management	USA
Daniel A. Schwartz	Chief Investment Officer	767 Fifth Avenue - 17th Fl. New York, New York 10153	Investment management	Canada
Richard P. Swanson	General Counsel	767 Fifth Avenue - 17th Fl. New York, New York 10153	Investment management	USA
Jeffrey A. Weber	President	767 Fifth Avenue - 17th Fl. New York, New York 10153	Investment management	USA